DISTRIBUTION AGREEMENT

DATED FOR REFERENCE THE 7th DAY OF MAY, 2010

BETWEEN

MACHLINK INC.
432 PORT ST CHARLES
ST. PETERS, BARBADOS
(Hereinafter referred to as "Machlink")

OF THE FIRST PART,

AND:

IGEN NETWORKS CORP.
534 CAMBIE STREET, SUITE 6
VANCOUVER, BC, V6B 2N7
(Hereinafter referred to as "IGEN")

OF THE SECOND PART,

Collectively referred to as the "Parties"

RECITALS

A. Machlink is a company which distributes, licenses and supports telecommunications services providers on a global basis Ultra High Frequency (UHF) spectrum domiciled wireless broadband systems.

The Machlink approach uses near line-of-sight radio in the UHF band to deliver wideband signals from communications towers to customers within a ten thousand square kilometer "footprint." The solution has significant advantages including: remote network management capable of delivering up to 20Mb/s internet service, full duplex high definition/high fidelity voice services to a given customer; and

.

B. IGEN desires to obtain an exclusive license to market and distribute the License Units, License Services and Systems in all countries and global markets **excluding:** , Mexico, Spain, Belize, Bahamas, Cambodia, Thailand, Australia, Vietnam, Philippines, Indonesia, the countries in South America and the Ectel Countries of the SE Caribbean, utilizing MachLinks System, Platform and proprietary information, and acknowledges that use of such System and its proprietary information are subject to controls and restrictions established by MachLink for the purpose of maintaining a high level of uniform quality and goodwill in the provision, sale and operation of License Units, License Services and Systems. Canada, Europe, Africa and US systems will be marketed on a **Non Exclusive basis only**.

In consideration of the mutual covenants set forth herein, the Parties hereby agree to the following terms and conditions;

ARTICLE ONE

DEFINITIONS

As used in this Agreement, the following terms have the definition set forth below:

1.1 "Effective Date" means the earlier of the date on which this Distribution Agreement has been executed by the latter of the Parties to do so or the date set out above.

1.2 "Gross Sales" means the total of all sales, transacted at, through or through the use of, the License Unit(s), License Services(s) and System(s), whether such sales are evidenced by check, cash, credit, exchange or otherwise, exclusive of sales tax or other change imposed on sales by any government authority. "Gross Sales" also includes all payments to IGEN from Resellers from revenues generated at, through, or through the use of License Units, License Services, and Systems.

1.3 "Territory" means the geographic area consisting of all countries worldwide, on an exclusive basis, excluding countries as described in Recital B and Non Exclusive countries.

1.4 "Trademarks" means those, trademarks, copyrights, service marks and patents set forth in the system design specifications.

1.5 "Payments" means payments between Machlink and IGEN as stated in this License Agreement and shall be made in the form of U.S. Dollars.

1.6 "Reseller" means persons and entities who sub-license any or all of the rights licensed to IGEN by Machlink under this Agreement.

1.7 "Non Exclusive" means that other entities may have rights over systems in the respective country or have planned to build systems in the future. IGEN has no control over the Non Exclusive country system build outs, and shall request approvals from MachLink to enter into these Non-exclusive territories.

ARTICLE TWO

GRANT OF EXCLUSIVE LICENSE

2.1 Machlink grants to IGEN a license to sell, distribute, sub license and market the License Units, License Services and the System and to sell, distribute, sublicense, use the System in the Territory, herein the ("IGEN's Market") and the right to grant Sub-Licenses in connection with the marketing, sale, distribution, sublicense, use and of License Units, License Services, and the System upon the terms and subject to the provisions of this Agreement. The grant of the above license shall be exclusive in the Territory for the IGEN's Market and is not transferable.

2.2 Machlink grants to IGEN a license to use and display MachLink's Trademarks in the Territory in connection with the operation of License Units, License Services and the Systems and with regard to the Sub-Licenses granted by IGEN, upon the terms and subject to the provisions of this Agreement.

2.3 IGEN shall have the right but not the obligation to use the trademark IGEN Networks or "Machlink" in its advertisements, its daily operations and specifically represent and refer to itself as the IGEN for the Territory for "Machlink."

ARTICLE THREE

SITE LOCATION AND EXCLUSIVE TERRITORY

3.1 The License Units, License Services and the System shall be manufactured and assembled at such locations as are chosen by the Machlink, but such choice of shall require the IGEN to ensure that all proprietary aspects of the Product remain the sole and exclusive property of the Machlink.

3.2 Subject to the terms of this Agreement, Machlink shall not directly or indirectly sell distribute, use or operate License Units, License Services or the System, or license or allow others to directly or indirectly sell, distribute, use or operate License Units, License Services or the System other than the areas previously stated in Recital B, within the exclusive Territory of IGEN's Market, during the term hereof.

ARTICLE FOUR

TRADEMARKS

4.1 IGEN has no right, title or interest in or to any of the proprietary information and Trademarks, except for IGEN's privilege and license during the term hereof to display and use the same. IGEN shall not do or permit any act or thing to be done in derogation of any of the rights of MachLink in connection with the Trademarks, whether during the term of this Agreement or after. IGEN shall use the Trademarks only for the uses and in the manner licensed under and as provided in, this Agreement. During or after the term of this Agreement, IGEN shall not in any way dispute or impugn the validity of the Trademarks, or the rights of Machlink to them, or the rights of MachLink or other IGENs of MachLink to use them.

4.2 IGEN may utilize and physically affix signs containing the Trademarks at such places within or without the License Units, License Services, and the System as shall be designated by Machlink in its Technical Manual. (Article 6) Except as expressly permitted in the Technical Manual, IGEN shall not erect or display any other signs, or display any other trademarks, logo-types, symbols or service marks in, upon, or in connection with the License Units, License Services and the System without MachLinks prior written approval, this excludes off-site advertising. Upon the termination of this Agreement for any reason, IGEN forthwith shall either deliver and surrender up to Machlink each and all of the Trademarks, and any physical objects bearing or containing any of the Trademarks; or obliterate or destroy any Trademarks in IGEN's possession. Where required, IGEN or Sub-IGENs shall obtain governmental approval to use Trademarks, or register same and shall do so solely in the name of the MachLink.

4.3 IGEN agrees promptly to notify Machlink and Machlink agrees to notify IGEN, in writing, of the institution of any suit or action or any claim of infringement against IGEN or Machlink for infringement based on use of the Trademarks and proprietary information.

ARTICLE FIVE

TRAINING

5.0 IGEN shall have the exclusive obligation and right to train and otherwise educate all Resellers throughout the Territory. IGEN shall have the right to charge Resellers for said training and education.

5.1 Machlink will provide after the first system build out an initial training program for up to 3 individuals to be designated by IGEN, at a time and place to be designated by Machlink, so that they will be trained in the complete operation and management of the License Units, License Services, and the System. These individuals must sign a confidentiality agreement approved by Machlink. This training program shall provide basic guidance on all aspects of System implementation and operation.

5.2 At IGEN's expense during the initial start up period for the initial License Units, License Services, and the System shipped to the Territory, the Machlink shall provide, if requested by IGEN, a qualified representative to train and/or install the License Units, License Services, and the System at the corporate headquarters of IGEN or at site locations as deemed appropriate by Machlink and IGEN.

5.3 The cost of the initial training program instruction and assistance except for personal meals, travel, lodging, and other personal expenses of individuals receiving training shall be paid by the IGEN,

5.4 Should IGEN request additional assistance at site locations at any time during the term of this Agreement following start-up, Machlink shall provide a qualified representative at such times and places as may be reasonable necessary and mutually convenient. IGEN shall pay all reasonable personal expenses, plus $400.00 per day for each such representative.

5.5 Machlink shall have the right from time to time to request IGEN and/or its manager to attend and complete additional training courses or programs. IGEN shall bear the cost of all expenses of such trainees. Machlink shall determine the time and place of such training in its sole discretion, except that IGEN shall have the option to have training at IGEN's headquarters at IGEN's expense.

5.6 Machlink shall make itself available at its office for consultation and guidance of IGEN in the operation and management of the License Units, License Services and the System.

5.7 Each party shall be responsible for obtaining all visas and other immigration or travel documents required for their respective personnel in the provision of training and assistance to License pursuant to this Article 5.

5.8 During the term of this Agreement, the Machlink shall provide software technical support during normal business hours at MachLink's expense.

ARTICLE SIX

MACHLINK'S PRODUCT SPECIFICATIONS AND TECHNICAL MANUAL

6.1 Machlink shall provide to IGEN, 2 copies of Machlink's Product specifications and existing Technical Manuals when they are available. At all times the Product specifications and Technical Manual shall be the property of the Machlink and may not be disseminated, duplicated or copied by IGEN.

6.2 Machlink retains the right to modify the Product specifications and Technical Manual at Machlink's expense. Such modifications shall be delivered to IGEN, and become effective and binding on IGEN 30 days after delivery thereof to IGEN.

6.3 IGEN agrees to maintain the confidentiality of the contents of the Product specifications and Technical Manual pursuant to Article 18 of this Agreement. IGEN shall return to Machlink all copies of the Product specifications and Technical Manual in its possession upon termination or expiration of this Agreement. Additionally IGEN may make at its own expense any and all modifications, design changes or upgrades to the Product it deems appropriate, provided that all modifications, design changes or upgrades shall become the property of the Machlink at the end of the License term.

ARTICLE SEVEN

ADVERTISING

7.1 IGEN shall be responsible for its own advertising program and shall bear the cost of same. In the event that in the future a mutually agreed advertising program is established a separate agreement will be executed.

7.2 IGEN shall be responsible for providing the proper on site advertising. This advertising shall include but not be limited to promotional personnel (at IGEN's discretion to maximize sales), collateral material and brochures.

7.3 IGEN shall have the exclusive right to initiate and maintain all advertising relating to its license in all areas of the Territory.

7.4 Machlink shall furnish to IGEN all advertising and promotional materials or artwork used by Machlink in its advertising at the best price Machlink charges to others for such materials. Further, IGEN and Resellers shall have the express right to use for their advertising at the best price Machlink charges to others for such materials all of the Machlink's copyrighted materials, promotional materials, patents, any brochures, signage, decals and the like materials.

7.5 IGEN shall have the right to charge Resellers a fee for Advertisement.

ARTICLE EIGHT

GENERAL RESPONSIBILITIES OF IGEN

8.1 The site locations utilized by IGEN shall conform to the specifications for the Licensed Units, License Services and System as set out in the Technical Manual of the Machlink and be in compliance with local regulatory requirements for the use of licensed spectrum in the respective jurisdiction, such licensing already acquired in the respective jurisdiction.

8.2 All equipment, fixtures, inventory, and supplies utilized in connection with the License Units shall conform to applicable specifications set forth in the Technical Manual, and Machlink shall have the right to inspect such items during normal business hours for the purpose of ensuring compliance with such specifications.

8.3 IGEN shall purchase and, at all times during the term hereof, maintain policies of insurance with such minimum standards, coverage's, and limits (or such additional limits or types of coverage) as IGEN and Machlink may from time to time agree is appropriate to the risks ensuing from the IGENs use of the Licensed Units, License Services and System.

8.4 If IGEN has leased the premises for the License Units: (i) the lease shall not grant to the landlord under the lease any rights against Machlink, nor agree to any other term, condition or covenant that is inconsistent with any provision of this Agreement. IGEN shall duly and timely perform all of the terms, conditions, covenants and obligations imposed under the lease.

8.5 IGEN shall prepare and file all necessary tax returns, and shall pay any and all local, state/provincial and federal/national sales and use taxes imposed or incurred, or levied or assessed by any governmental body, in connection with any part of this Agreement, relating to any period prior to closing date, or any of the goods and services sold or furnished by IGEN in connection with the License Unit or License Services, promptly, in full, when due, and before any delinquency.

8.6 IGEN shall not, during the term hereof and for a period of 2 years following termination of this Agreement, engage in any business which offers any device products or services which are competitive with the License Unit, either as a proprietor, partner, investor, shareholder, director, officer, employee, principal, agent, advisor or consultant.

8.7 Machlink may from time to time suggest prices for the goods and services offered by IGEN. IGEN and Machlink agree that the prices suggested by Machlink are recommendations only and are not mandatory, however pricing may not be less than that suggested by Machlink. Nothing contained in this Agreement shall be deemed a representation or warranty by Machlink that the use of IGEN's suggested prices shall produce, increase or optimize profits.

8.8 Except as provided in Article 13 below, IGEN shall protect, defend and indemnify Machlink, its subsidiaries, affiliates and designees, and shall hold them harmless, from and against any and all costs, expenses (including attorney's fees and court costs), losses, liabilities, damages, claims and demands of every kind or nature, arising in any way out of IGEN's operation of the License Unit.

8.9 IGEN agrees to use all commercially reasonable efforts to promote the distribution, sale, and use of the Product.

8.10 IGEN agrees to maintain a sufficient inventory of the Product on hand that it reasonably believes is need in order to fill anticipated or actual orders expeditiously at all times during the course of this Agreement.

GENERAL RESPONSIBILITIES OF MACHLINK:

8.11 Machlink shall provide all information necessary for IGEN to distribute the License Units, License Services and the System that comply with all applicable specifications as required to operate Licensed Units, License Services and the System as intended. Machlink agrees to assist IGEN to maintain, and to manufacture a sufficient inventory of the Licensed Units, License Services and the System on hand in order to fill actual orders expeditiously at all times during the course of this Agreement all of which is subject to receipt of funds for a system and to the grant of required spectrum for a given system.

8.12 Machlink shall be responsible for furnishing to IGEN all technical information necessary to distribute the License Units, License Services and the System with the proper software and hardware

programming for the IGENs described use and agreed upon specifications. IGEN shall bear the costs (if any) of any modification and variations to the Licensed Units, License Services and the System, which are requested by IGEN to be shipped and used in the Territory and shall be responsible for the acquisition of the requisite spectrum necessary for the Systems.

ARTICLE NINE

TERM AND RENEWAL

9.1 Unless sooner terminated in accordance with the provisions of this Agreement, the term of this Agreement shall commence on the Effective Date of this Agreement and shall terminate 10 years thereafter. If applicable law in the Territory requires that Machlink give notice to IGEN with respect to the expiration of the initial term, this Agreement shall remain in effect on a month-to-month basis after the expiration of the initial term until Machlink has given IGEN the notice required by applicable law.

9.2 If IGEN has in all respects complied with the conditions set forth in this Article 9.2, IGEN shall have the right, but not the obligation, to enter into a Renewal Agreement for a term commencing on the day which follows the last day of the initial term and terminating 10 years thereafter. IGEN shall be entitled to enter into a Renewal Agreement only if, at the time of IGEN's exercise of its right to do so, IGEN shall have fully performed all of IGEN's obligations under this Agreement and shall have received no more than two verified and justified notices of default during any twelve (12) month period during the initial term of this Agreement. If Machlink elects not to renew the Agreement, notice shall be given six (6) months prior to expiration of term.

9.3 Unless otherwise expressly agreed in writing, the terms of the Renewal Agreement shall be identical to those of MachLink's then-current form of license agreement generally offered by Machlink for the System and License Units, License Services and the System.

9.4 IGEN shall not be required to pay any initial license fee upon entering into a Renewal Agreement.

ARTICLE TEN

PAYMENTS TO MACHLINK/PURCHASES FROM IGEN

10.1 As consideration for entering into this Agreement, on the Effective Date, IGEN shall deliver to MachLink a certificate representing two million (2,000,000) shares of the IGEN's common stock,. Additionally IGEN agrees to pay MachLink US$400,000 with $200,000 being credited towards the cost of a new system, (once a system is required a cost quotation will be provided based on service requirements and the $ 200,000.00 will be credited towards this final cost),and the balance of $ 200,000.00 as further consideration pertaining to this agreement. Payment of the USD $400,000.00 shall be in the form of certified cleared funds by either bank transfer or other means acceptable to MachLink, and the payments shall be as follows: US $50,000 down and $50,000 within 30 days of signing and the balance of USD $300,000.00 shall be paid on or before 90 days from the date of acceptance and subsequent signing of the agreement..

10.2 Presently the 2,000,000 shares issued to MachLink at signing pursuant to 10.1 above are not free trading, however, IGEN warrants and guarantees that these shares will become free trading within six (6) months from acceptance of this agreement. If for any reason these shares do not become free trading MachLink has the option to accept payment in lieu from IGEN for any portion of shares that are or

remain restricted at a market value of $1.00 per share. MachLink also reserves the right to immediately terminate this agreement if the shares are not free trading and un-restricted as described above or that payment has not been received in lieu of free trading shares.

10.3 All payments provided for in this Agreement shall be made at MachLinks or IGEN's (as the case may be) principal place of business in the manner agreed. Platform service fees shall be paid no later than 30 days following the end of each month during the term hereof, IGEN shall, concurrently with its submission to MachLink of monthly reports for such month pursuant to Article 12, pay to MachLink the full amount of the Platform service fees due to MachLink for such month. A Platform service fee of 3% of gross revenue shall be paid to MachLink for any systems deployed through the efforts of the IGEN.

10.4 If IGEN is delinquent in the payment of any obligation, under this Agreement, IGEN shall pay to Machlink a late payment fee of 2% per month plus a percentage of the delinquent amount, calculated daily commencing on the first day that the payment is delinquent and terminating on the day the delinquent amount is paid, however if delinquency exceeds 60 days past due then MachLink has the option to immediately terminate this agreement. Such percentage shall be twenty-four (24%), on an annualized basis. Notwithstanding the foregoing, if the amount of the late payment fee is greater than the amount permitted by applicable law, then such fee shall be reduced to an amount equal to the maximum lawful fee, it being the intention of the Parties that such late payment fee shall in no event be greater than that permitted by law.

10.5 All funds due and owing from Platform service fees and other weekly and monthly amounts other than payment for the License Units, License Services and the System parts, materials or initial licensing fees shall be paid in U.S. Currency. The funds paid to MachLink shall be converted into U.S. Currency on the first day of the month in which the payment is to be paid, and all payments to be made in ACH or wire transfer form, unless another method is requested by MachLink.

ARTICLE ELEVEN

RECORDS AND REPORTING

11.1 IGEN shall prepare a separate monthly report setting forth Gross Sales, Platform service fees and such other data as MachLink may reasonably request, for each weeks' business operations at the License Units, License Services and the System, on a form required pursuant to the Technical Manual. With respect to each month during the term hereof, IGEN shall deliver the weekly reports, assembled for such month, to MachLink not later than 30 days following such month. MachLink shall have the option via computer network, to access the daily reports. If MachLink gains access in this manner IGEN need only submit a monthly statement.

11.2 No later than 45 days after the expiration of each quarter of IGEN's fiscal year and 90 days after the expiration of each fiscal year, during the term hereof, IGEN shall furnish an audited statement of profit and loss in U.S. Dollars for such respective quarter and fiscal year and a balance sheet as of the end of such quarter and fiscal year certified to be true and correct by IGEN.

ARTICLE TWELVE

RELATIONSHIP OF PARTIES

12.1 IGEN is and shall be considered an independent contractor with entire control and direction of its business and operations, subject only to the conditions and obligations established by this Agreement. No agency, employment, or partnership is created by this Agreement. IGEN's business is separate and apart from any that may be operated by MachLink. Neither party to this Agreement shall make any representations tending to create apparent agency, employment, or partnership. Neither party will have authority to act for the other in any manner to create obligations or debts binding on the other, and neither party will be responsible for any obligations or expenses whatsoever of the other. Neither IGEN nor any person performing any duties or engaged in any work on the premises at the request of IGEN shall be deemed an employee or agent of Machlink.

ARTICLE THIRTEEN

MANUFACTURE/WARRANTY

13.1 Machlink shall manufacture or arrange the manufacture of the License Units, License Services, and the System and sell to IGEN therefore at the wholesale price in effect at the time IGEN's order is received, less any applicable discount.

13.2 IGEN agrees to make purchases of an aggregate of Licensed Units, License Services, and Systems from Machlink of not less than the following number of License Units, License Services, and Systems for each of the following periods:

Calendar Year 2010:	2 systems

Calendar Year 2011:	5 systems

Calendar Year 2012:	10 systems

Years thereafter	10 systems per yr.

13.3 Should IGEN be unwilling or unable to purchase such number of IGEN Units as is specified in Section 13.2 or make payments in lieu as provided hereunder then Machlink shall have the right to retain and/or convert the MachLinks Service Platform Payments into payment in lieu as well as to terminate this agreement.

13.4 Warranty of Title.

13.5.1 Machlink warrants that Machlink has all right, title and interest and, to and under the License Unit, License Services and the System and all related proprietary information, and has all rights to license, sell and distribute the same to IGEN, free of any rights (proprietary or otherwise) of any other person or entity or any other encumbrance.

13.5.2 Machlink shall indemnify, defend an hold harmless IGEN and any Sub-IGENs against any and all claims charges, damages, costs, and actions asserted by any person or entity that the License Units, License Services or the System, or IGEN's use, sale, operation or distribution thereof, under this

Agreement violates the trade secret, trademark, copyright, patent or other proprietary right of any other person or entity. IGEN shall notify Machlink of the assertion of any such claim and shall cooperate with Machlink in the investigation and resolution thereof.

13.5.3 Machlink shall not indemnify IGEN against any claim or liability based on IGEN' modification or conversion of the Product and/or the subsequent use of that modification or conversion.

13.6 Limited Warranty.

Machlink warrants the License Units, License Services, and the System to be free of defects in workmanship for a warranty period of one (1) year from the date delivery, to persons who purchase the Product from IGEN.

13.7 Warranty Service.

Machlink shall, at its own expense and option, either repair or replace any defective items of the Product during the warranty period, provided that IGEN has notified Machlink and, upon inspection by Machlink, IGEN has found the Product to be defective. Machlink sole and exclusive remedy under this Agreement shall be limited to the repair or replacement specified herein.

13.8 Warranty Conditions.

The foregoing warranties are contingent on the proper use of the product in accordance with the instructions and specifications published by Machlink and shall not apply to any Product that has been repaired or modified by persons other than Machlink.

13.9 Warranty Disclaimer.

The express warranties set forth in this Agreement are in lieu of all other warranties, express or implied, including without limitation any warranties of merchantability of fitness for a particular purpose.

ARTICLE FOURTEEN

TRANSFER OF INTEREST

14.1 Machlink has the right to assign this Agreement, and all of its rights and privileges. The assignee shall be financially responsible and capable of performing the obligations of Machlink; and shall assume and agree to perform all Machlink obligations under this Agreement.

14.2 With respect to IGEN's obligations, this Agreement is acknowledged to be a personal one, being entered into in reliance upon and in consideration of the singular skill, character, and qualifications of IGEN and its principals, and owners and the trust and confidence reposed therein by Machlink. Therefore, IGEN may not effect an assignment, voluntarily or involuntarily, by operation of law or otherwise, in any manner, without the prior written consent of Machlink which consent. Machlink may impose, among other things, the following conditions precedent to its consent to an assignment: (i) that the assignee (or the principal officers, shareholders or directors of the assignee in the case of a corporate assignee) has the skills, qualifications and economic resources necessary in Machlink's judgment, reasonably exercised, to conduct the business contemplated by this Agreement, and to fulfill the assignee's obligations to the Machlink ; (ii) that as of the date of any such assignment, IGEN shall have fully complied with all of its obligations to Machlink under this Agreement; (iii) that the assignee assumes all of the obligations of

IGEN under all leases for the License Units, License Services and the System, and that IGEN shall not be in default with respect to any of its obligations under said leases; (iv) that assignee pay to Machlink the sum of five thousand dollars ($5,000) as a transfer fee; (v) that in the event of an assignment of this Agreement, Machlink shall require the assignee to execute a new agreement in the form and on the terms and conditions then being offered by Machlink to prospective IGENs similarly situated, except that the assignee shall not be obligated to pay an initial license fee. The term of the new agreement shall expire on the date provided herein for the expiration of this Agreement. The execution of the new License Agreement shall, except for the post-term obligations of IGEN under this Agreement, be deemed to terminate this Agreement; (vi) that the assignee, or a manager designated by the assignee, shall have satisfactorily completed at assignee's cost and expense, the initial training program then required of all new IGENs of Machlink, unless such training is waived by Machlink, in writing.

14.3 If the IGEN at any time ceases to be, a publicly traded company, the transfer in the aggregate of more than fifty percent (50 %) of the capital stock or voting power of IGEN if it is a corporation or of more than a fifty percent (50 %) interest if it is a partnership, as such Parties were originally constituted at the time of the execution of this Agreement, shall be deemed to be an assignment of this Agreement within the meaning of this Article.

14.4 IGEN shall have no right to pledge, encumber, hypothecate or otherwise give any third party a security interest in its rights under this Agreement in any manner whatsoever without the prior written permission of Machlink, which shall not be unreasonably withheld.

ARTICLE FIFTEEN

TERMINATION

15.1 Machlink may terminate this Agreement for the following defaults:

(i) Except with respect to IGEN's failure to pay any of the sums due MachLink including the shares as provided under this Agreement, or any related or ancillary agreement between the Parties, and except as expressly provided in this Agreement, Machlink may terminate this Agreement upon a material breach by IGEN of any material provision of this agreement, but only upon 30 days prior written notice to IGEN, setting forth the material breach of which Machlink complains. If IGEN cures such breach before the end of such period, then Machlink shall have no right to terminate this Agreement because of such breach. However, if, because of the nature of such breach, IGEN is unable to cure such breach within such 30 day period, and if MachLink agrees; IGEN shall be given such additional time as is reasonably necessary to cure such breach, upon condition that IGEN, upon receipt of such notice from Machlink, shall have immediately commenced to cure such breach and shall continue to use diligence and all reasonable commercial efforts to do so, notwithstanding the above, IGEN shall no longer have exclusivity for any markets should the breach not be cured within 30 days.

(ii) With respect to any breach by IGEN of its obligation to pay any sums due under this Agreement, Machlink may terminate this Agreement upon not less than 10 days prior written notice of such breach. If IGEN cures such breach before the end of such period, then Machlink shall have no right to terminate this Agreement because of such breach.

15.3 Machlink shall have the right to terminate this Agreement immediately without prior notice to IGEN, upon the occurrence of any or all of the following events, each of which shall be deemed to be an incurable breach of this Agreement which IGEN shall have no right or opportunity to cure.

(i) If IGEN is adjudicated bankrupt or judicially determined to be insolvent (subject to any contrary provisions of any applicable laws), admits IGEN's inability to meet its financial obligations when due, or makes a disposition of all or a substantial part of its assets to or for the benefit of its creditors, or if the License Unit or premises are seized, taken over or foreclosed by a government official in the exercise of such official's duties, or by a creditor, lien holder or lessor, or if a judgment against IGEN in the amount of more than $50,000.00 remains unsatisfied (unless an appeal is filed) for a period of more than 60 days.

(ii) If IGEN is convicted of any felony or any crime involving moral turpitude or otherwise relevant to the operation of the License Units, License Services and the System;

(iii)If IGEN purports to sell, assign, transfer, pledge, hypothecate, or encumber, in whole or in part, this Agreement or License Units or License Services and the System in violation of the terms hereof.

(iv) If in MachLinks reasonable judgment, IGEN's continued operation will result in an imminent danger to public health or safety.

15.4 If any valid applicable law or regulation of a governmental authority having jurisdiction over this Agreement and the License Unit limits MachLinks rights of termination under this Agreement or requires longer notice periods than those set forth above, this Agreement shall be deemed amended to conform to the minimum notice periods or restrictions upon termination required by such laws and regulations. Machlink shall not, however, be precluded from contesting the validity, enforceability or application of such laws or regulations in any action, arbitration, gearing or dispute relating to this Agreement or to its termination.

15.5 In the event of termination of this Agreement, whether by reason of default, lapse of time or other cause, IGEN shall forthwith discontinue the use of the Trademarks, and shall not thereafter operate or do business under any name or in any manner that might tend to give the general public the impression that IGEN is operating a License Unit, License Services, or a System and IGEN shall not thereafter use, in any manner, or for any purpose, directly or indirectly, any of MachLinks trade secrets, procedures, techniques or materials acquired by IGEN by virtue of the relationship established by this Agreement, including, without limitation to the foregoing:

(i) any manuals, bulletins, instruction sheets and supplements thereto.

(ii) any forms, advertising matter, marks, devices, insignia, slogans and designs used from time in connection with the License Unit or Product;

(iii) any Trademarks, or trade names and patents now or hereafter applied for or granted in connection therewith, and if IGEN fails or refuses to do so, Machlink may execute, in IGEN's name and on IGEN's behalf, any and all documents necessary to cause the discontinuance of IGEN's use of trade names and Trademarks, and/or any other related name used under this Agreement. IGEN hereby irrevocably appoints Machlink as IGEN's attorney-in-fact to do so.

15.6 The termination of this Agreement shall be without prejudice to the rights of Machlink against IGEN and IGEN against Machlink and such termination shall not relieve Machlink or IGEN of any of its

obligations to each other or terminate those obligations of Machlink or IGEN, which by their nature, survive the termination of this Agreement.

15.7 In the event Machlink is adjudicated a bankrupt under Chapter 7 of the United States Bankruptcy Code, IGEN shall have the right to all information, licenses, software manuals, actual programs, software provider names and addresses and any other material whether copyrighted or patented, that might assist the IGEN in utilizing the software that is part of the subject of this Agreement to be used in the License Units, License Services and the System.

15.8 (a) Upon the expiration or termination of this Agreement, IGEN shall have no further right to offer or enter into any additional Sublicense Agreements; and Machlink may itself open, own or operate, or license others to open own or operate License Units, License Services and the System in the Territory.

(b) Upon the expiration or termination of this Agreement for any reason, IGEN shall at IGEN's election, assign to Machlink its rights and interest in each and every Sublicense or at MachLinks election assign such Sublicenses to other IGENs of Machlink.

15.9 In the event of termination of this Agreement, whether by reason of default, lapse of time or other cause, the IGEN's users of shall have the continued right to use and operate the License Units, License Services and Systems in their possession and all monies due (service fees) shall continue to be paid to MachLink for the duration of the operation of these services.

ARTICLE SIXTEEN

DISPUTE SETTLEMENT

16.1 This Agreement shall be governed by the laws of the Province of Alberta .In the event of any dispute or difference arising out of or relating to this Agreement or the breach thereof, the Parties hereto shall use their best endeavors to settle such disputes or differences.

16.2 Judgment upon the award rendered may be entered into any court having jurisdiction, or application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be.

ARTICLE SEVENTEEN

FORCE MAJEURE

The performance or observance by either party of any obligations of such party under this Agreement may be suspended by it, in whole or in part, in the event any of the following which prevents such performance or observance: Act of God, war, riot, fire, explosion, flood, sabotage, injunction, compliance with governmental laws, regulations, orders or action, or any other cause beyond the reasonable control of such party; provided, however, that the party so prevented from complying with its obligations hereunder shall immediately notify in writing the other party thereof and such party so prevented shall exercise diligence in an endeavor to remove or overcome the cause of such inability to comply.

ARTICLE EIGHTEEN

CONFIDENTIALITY

18.1 IGEN shall hold in confidence any and all information disclosed to it by Machlink concerning the System, business and marketing plans or strategies, operations and technical advice and any and all other information of a sensitive business or technical nature arising under this Agreement. With respect to all such information, IGEN shall not disclose the same to others without the MachLinks prior written consent and to limit dissemination of the same among IGEN's personnel to those persons having a need to know it for performance of duties under this Agreement. IGEN shall use such information only for the purposes contemplated by this Agreement.

18.2 The foregoing obligation concerning confidentiality and limitations on use of information shall apply for a period five (5) years after the date of expiration or termination of this Agreement except insofar as such information is published or otherwise in the public domain at the time it was disclosed to IGEN or thereafter becomes published or part of the public domain through no fault of IGEN; or is obtained by IGEN in good faith without restrictions on disclosure or use from a third person who did not derive it from IGEN.

ARTICLE NINETEEN

INTEGRATION OF AGREEMENT: AMENDMENT

19.1 This Agreement constitutes the entire agreement between the Parties with reference to the subject matter of this Agreement and supersedes all prior negotiations, understandings, representations and agreements, if any. IGEN acknowledges that it is entering into this Agreement as a result of its own independent investigation and not as a result of any representations of Machlink, its agents, officers or employees, not contained in any offering circular, prospectus, disclosure document, or other similar document required or permitted to be given to IGEN pursuant to applicable law.

19.2 This Agreement, including but not limited to, this provision, may not be amended orally, but may be amended only by a written instrument signed by both Parties.

ARTICLE TWENTY

MISCELLANEOUS

20.1 Any notice required or permitted to be given under this Agreement shall be in writing in the English language and may be hand delivered, telexed, cabled, sent via facsimile or mailed by airmail (return receipt requested, postage prepaid) and shall be deemed given when received. Notices shall be addressed as follows:

(a) Notices to Machlink: address first written above

(b) Notices to IGEN: address first written above

20.2 English language shall be controlling for all purposes, and any language translation shall not affect the meaning or interpretation of the Agreement.

20.3 This Agreement is executed in two originals, all in the English language.

20.4 The headings contained in the Agreement are for reference purposes only and shall not affect the meaning or interpretation of the Agreement.

20.5 Either party's waiver of any breach, or failure to enforce any of the terms and conditions of this Agreement, at any time, shall not in any way affect, limit or waive such party's right thereafter to enforce and compel strict compliance with every term and condition of the Agreement.

20.6 The construction, performance and completion of this Agreement are to be governed by the laws of Barbados, without giving effect to the principals of conflicts of law thereof.

20.7 Machlink acknowledges that IGEN may be required by the laws applicable in the Territory to disclose and/or register this Agreement with governmental authorities, and consents to such disclosure, provided however, that IGEN shall inform MachLink of all such required disclosures and/or registrations made by IGEN. All such registrations, shall, unless prohibited by local law, identify IGEN as IGEN.

IN WITNESS WHEREOF, the Parties have executed this Agreement the day and year first above written.

Machlink Inc.

By: ______________________

LYLE D. EWANCHUK
(Authorized Signatory for and on Behalf of MachLink Inc. Barbados)

Igen Networks Corp.

By: ______________________

STUART V. BRAME
(Authorized Signatory for and on Behalf of Igen Networks Corp.)

SCHEDULE A
Product Description

The Company uses a very versatile technological approach which allows it to not only serve densely populated communities, but also, uniquely, to economically offer high speed broadband services in rural and remote areas. The service portfolio includes the following equipment and elements:

- High speed wireless internet access services, typically in a tiered range from 1.5 Mbps to 12 Mbps;
- The equipment to provide High Fidelity, full duplex, telephony services, including local and long distance service ability, including the provision of customer telephone numbers as supplied by wholesale providers;
- Video-on-demand services, offering current films, television programmers and a large library of recent, and classical titles (available through the Apple® iTunes ™store);
- Machine to Machine (M2M) services. Examples include well head monitoring, remote access surveillance services and meter reading. The Machlink (IGEN) approach uses near line-of-sight radio in the UHF band to deliver wideband signals from communications towers to customer premises. It is important to note that the Company intends to use licensed frequencies. This is a key concept in that licensed spectrum is free from the interference that characterizes unlicensed radio spectrum and contributes to the Company's high service quality.
- *Note:* each transmission installation covers a radius of up to 55km subject to terrain and therefore serves not just the town or major population centre, but the entire trading area.
- The market for the Company's services is clearly demonstrated. There is a pent-up demand for internet services, especially in rural and remote areas where there is no real alternative to the Company's offerings. The Company's other service portfolio elements; telephony and video on demand are also clearly in demand.
- The Company's telephone product will be very attractively priced compared to the alternative in Canada to Telus, Shaw and Bell services, including a long distance package that offers attractive all-Canada calling options at a fraction of the price for similar services.
- The Company's video-on-demand service is a very compelling offering that our initial research suggests will see broad adoption. It is based on the Apple iTunes service which allows customer choice of a broad range of film and television content available for rent or purchase.
- The Company's M2M service will be aimed at remote well head and remote access monitoring opportunities. Remote sites can be monitored, alarm conditions and storage levels assessed and even surveillance videos transmitted in real time. These services are add-ons to the system network equipment and are available to Igen under specific and separate agreement/s.
- The Company's existing distribution approach is to use independent contractors to install and commission systems at the customer premises. These contractors will be paid on a piece-work basis upon receipt of customer order and financial approval and is not included in the costs associated with this agreement. These contractors will be organized by IGEN and the costs thereof will be borne by IGEN
- Each site is connected separately to the nearest fibre Internet and PRI location by direct connection or by microwave. The maximum bandwidth requirement for each 6 MHz channel service is 13 Mbps, upstream and 27 Mbps downstream. The network's downstream/upstream data rates will be scaled to the requirements of the subscribers. There is also caching on the local server to minimize the use of bandwidth and most local emails, and websites will not have to go over the Internet.

- The initial channel capacity will be more than adequate to service households in the area. However, if additional capacity is required, additional channels can be added or, as noted, higher modulations can be employed.
- The spectrum we propose to use is part of the Rural and Remote Broadband Services (RRBS) frequency allocations (covering channels 21 to 51) in the shared UHF Television band. This protected frequency band is superior to all others because of its greater coverage, better penetration of foliage and obstructions, near line of site connectivity, and protection against interference from other services.

As mentioned in the paragraphs above, we chose the Data over Cable Service Interface Specifications (DOCSIS) technology Version 2.0 because over 25 million households in North America for their Internet and telephone service use it. The technology is mature, highly reliable, low cost per subscriber, and can provide the quality of service (QOS) required for telephone service.

It is further understood and agreed by IGEN that MachLink does not provide Government Licensing, approvals, Business Licenses, Spectrum Use or Approvals, These must all be obtained by IGEN through the governing parties in each Province, State, City, Town and Country in which IGEN proposes to operate in, however subject to jurisdiction MachLink will assist / support IGEN where possible in obtaining these approvals.

MACHLINK INC	IGEN NETWORKS
(PER: LYLE EWANCHUK)	(PER: STUART V. BRAME)